Exhibit 10.28

EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (“Agreement”) is entered into on May 31, 2010 and is effective as of June 1, 2010 (“Effective Date”), by and between:

CASPIAN SERVICES, INC., a Nevada corporation, a Nevada corporation, with its offices located at 257 East 200 South STE 490, Salt Lake City, Utah, acting in the Republic of Kazakhstan by its Representative registered office located at 29/6 Satpayev Ave, 10-th floor, Almaty, 050048, Kazakhstan (the “Employer”), and

Ms. INDIRA KALIEVA, an individual residing in the city of Almaty, Republic of Kazakhstan (“Executive”).

PREAMBLE

The Employer and the Executive desire the Executive's employment with the Employer, and the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

AGREEMENT

1.
Employment.

(a)
Employment. The Employer hereby employs the Executive in the managerial capacity of the Employer as defined by the Section 2, Article 29, of the Labor Code of Republic of Kazakhstan, dated May 15, 2007 as amended at the Effective Date and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement. At the Effective date the Employer shall cause one of its subsidiaries or affiliates in the Republic of Kazakhstan to include Executive in its payroll under appropriate title and provide all salary, compensation and benefits under this Agreement through such subsidiary, all provision of this Agreement shall be incorporated by reference to an employment agreement that Executive may be required to execute with the Employer’s subsidiary or affiliate.

(b)
Duties. The Executive will have such duties as are assigned or delegated to her by the Employer’s Board of Directors or Chief Executive Officer, and will serve as Vice President, Chief Financial Officer (CFO) of the Employer. The Executive will devote her entire business time, attention, skill, and energy exclusively to the business of the Employer, including business of all of Employer’s subsidiaries and affiliates (the “Employer’s business”), will use her best good faith efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Agreement, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement.
Executive agrees to perform certain incidental administrative, clerical and managerial duties related to management of the financial department of the Employer.
Executive may be required to serve on the board of directors, supervisory board, audit committee or other similar governing or supervisory bodies of an Employer, its subsidiaries, and its affiliates. Executive agrees to accept such appointments, however if the employment is terminated for any reason Executive agrees to promptly resign from all positions she may hold with the Employer or any of its subsidiaries and affiliates. If the Executive is elected or appointed to serve as a director of the Employer or as a director or officer of any of its subsidiaries or affiliates, the Executive will fulfill her duties as such director or officer without additional compensation.

(c)
Location. The employment shall be based in the city of Almaty, Republic of Kazakhstan (Employment location) however, Executive will be required to travel extensively to other Employer’s business locations, and agree to perform some of her duties and spend up to 25% of the regular working time on the monthly basis in the city of Aktau, Republic of Kazakhstan. All reasonable business travel costs, including transportation, feeding and accommodation at other Employer locations will be reimbursed by the Employer in accordance with the Employer’s standard practices.

2.
Compensation.

(a)
Base salary.  The Executive will be paid an annual gross salary of $ 143,000.00 (One hundred forty three thousand dollars), payable in the national currency of the Republic of Kazakhstan, subject to withholding by the Employer of all employee taxes applicable in the Republic of Kazakhstan and the Executive's mandatory pension fund contribution.  The net salary amount will be payable to the Executive in twelve equal periodic installments according to the Employer's customary payroll practices at the Employment location, but not less frequently than monthly (Monthly base salary).  The Employer will transfer the Executive's pension fund contribution to the pension fund designated in writing by the Executive.     The salary will be reviewed by the Employer’s Board of Directors not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board of Directors, but in no event will the Monthly base salary be less than $ 10,000.00 (ten thousand dollars) per month, received by the Executive net of all employee taxes and mandatory pension fund contribution withheld by the Employer in accordance with the statutory requirements in the Republic of Kazakhstan.

(b)
Benefits.  The Executive will, during the Term of the Agreement, be permitted to participate in such pension, profit sharing, bonus, incentive, life insurance, hospitalization, medical, and other employee benefit plans of the Employer that may be in effect at the Employment location from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

(c)
Incentive Compensation and Bonus. Executive shall be eligible on the Board of Directors’ sole discretion for performance bonuses in accordance with terms specified by the Board of Directors.

(d)
Expenses.  The Employer will reimburse Executive for all reasonable expenses incurred by her in the course of performing her duties under the Agreement which are consistent with the Employer’s policies in effect at the Employment location from time to time with respect to travel, entertainment and other business expenses and to the Employer’s requirements with respect to reporting and documentation of such expenses.

(e)
Vacation.  The Executive will be entitled to twenty-four (24) business days of vacation annually in accordance with the vacation policies of the Employer in effect at the Employment location for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as approved by the Chief Executive Officer. The Executive will also be entitled to the paid holidays and other paid leave in accordance the Employer's standard policies and practices in effect at the Employment location. The Executive may be granted up to five days of unpaid personal leave, but only upon prior approval of Chief Executive Officer.

(f)
Employer Vehicle.   The Employer will furnish the Executive a vehicle with driver for non-exclusive use in performance of the Executive’s duties under this Agreement and for ancillary personal use. Executive shall submit to the Employer on a timely basis documentation which defines the percentage of Executive’s use of the Employer’s vehicle which was for personal use. Executive shall be under no obligation to provide reimbursement for personal use of the Employer’s vehicle as long as such use does not cause unreasonable diminish in vehicle’s value or its availability for the performance of the Executive’s duties, however Executive, at the discretion of Chief Executive, may be required to reimburse the Employer any overtime paid to the Employer’s vehicle driver if such overtime resulted from the Executive’s personal use of the vehicle.

(g)
Severance benefits. Unless otherwise provide in this Agreement, in case Executive employment with the Employer is terminated or its Term is not renewed by the Employer for any reason other than for cause in accordance with Section 4 (b) and 4 (c) or due to Executive’s Resignation in accordance with Section 4 (d), for a period of 3 (three) consecutive months the Employer must pay Executive’s base salary and continue Executive’s benefits in effect as of the day preceding termination, provided however, that any statutory termination, loss of employment or other social benefits the Executive may otherwise be entitled for in accordance with the statutory regulations in the Employment location shall be reduced by the amount of severance paid or provided to the Executive in accordance with this Agreement.

3.
Term.

(a)
Term of Employment. Subject to the provisions of Section 4 of this Agreement, the term of the Executive's employment under this Agreement is one (1) year, beginning on the Effective Date and ending on the anniversary of the Effective Date (“Term”). The Term will continue for a consecutive one-year period after the initial Term unless terminated by either party before the beginning of a new Term.
The parties hereby agree that the Term of employment under this Agreement shall be governed by the Section 2 of Article 29 of the Labor Code of Republic of Kazakhstan, dated May 15, 2007 as amended at the Effective Date.
The parties agree that timing of terms and periods under this Agreement shall be calculated and construed in accordance with statutory requirements in effect at the Employment location at the time of such determination.

4.                 Termination.

(a)
Termination by the Employer. Notwithstanding the provisions of Section 3 of the Agreement, and unless otherwise provided in this Agreement, at its option and convenience, the Employer may terminate the Executive’s employment on or before the end of the Term and request that Executive immediately cease performing her duties, however, Employer must pay Executive’s Base salary though the date of termination, and for the greater of (i) 3 (three) consecutive month period, or (ii) the period until the end of the Term following termination shall provide Executive with severance benefits in accordance with Section 2 (g) of the Agreement, and provide incentive compensation and bonus, if any, for the Employer’s fiscal year during which such termination occurs, prorated to the month during which termination occurs, unless such termination is for cause as defined in accordance with this Agreement.

(b)
Termination for Cause. Employer may terminate the Agreement at any time, for Cause (as defined below), immediately and automatically upon giving Executive written notice of such termination. If the Agreement is terminated for Cause all rights of the Executive under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the effective date of such termination. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive her Salary only through the date such termination is effective, but will not be entitled to any severance benefits, incentive compensation, other benefits or bonus for the fiscal year during which such termination occurs or any subsequent fiscal year.

(c)
 Definition of Cause. As used in the Agreement, “Cause” shall mean any of the following events:
(i)
the Executive's breach of this Agreement or failure to perform any duties assigned to the Executive in a complete and skillful manner and in accordance with all applicable legal and professional standards; or
(ii)
the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure her failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); or
(iii)
the Executive’s appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; or
(iv)
the Executive's contravention of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken from the Employer’s Board of Directors  or Chief Executive Officer which is not cured during the ten-day period preceding termination of this Agreement; or
(v)
the Executive is discovered to have signed a required certification to a report filed with the United States Securities and Exchange Commission that the Executive knew or reasonably should have known to be false at the time of filing of the report; or
(vi)
 the Executive’s conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

 (d)
Resignation. The Agreement shall terminate automatically upon Executive’s voluntary termination of employment, other than in accordance with Section 4 (g) (for Good reasons) of the Agreement, her decision to retire or otherwise not to renew the Term at the Executive’s election, and all Executive’s rights under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the date of such voluntary termination, retirement or decision not to renew the Term at the Executive’s election (Resignation).  If the Executive resigns, she will only be entitled to receive her base salary and benefits through the date of such termination, and incentive compensation and bonus, if any, for the Employer’s fiscal year during which such termination occurs, prorated to the month during which termination occurs.

(e)
Termination due to Disability. The Agreement shall terminate automatically upon Executive’s Disability and all of her rights under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the date of such termination; provided, however, that, if she becomes Disabled after she delivers a Notice of Termination (as defined in Section 4(g) of the Agreement), Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided to the Executive upon termination for Good reasons in accordance with Section 4 (g), provided however that, benefits provided under this Section 4 (e) shall be reduced to the amount of benefits provided to the Executive in accordance with Section 4 (g). The Employer shall provide to Executive not less than thirty (30) days prior written notice of its intent to terminate her employment for Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under Section 4 (f), the Employer will pay the Executive her Base salary through the remainder of the calendar month during which such termination is effective and will continue paying Executive’s Base salary for the lesser of (i) six (6) consecutive months period thereafter, or (ii) the period until disability insurance benefits commence, if any, under disability insurance coverage furnished by the Employer or the Executive.

(f)
Definition of Disability. For purposes of the Agreement, “Disability” shall mean a mental or physical disability, illness or incapacity of Executive which renders Executive unable to perform a substantial portion of her duties as an employee of the Employer for a period of ninety consecutive days  or an aggregate period of one hundred and eighty days in any eighteen (18)  month period or that renders Executive unable to earn a livelihood as an employee of a business comparable to the Employer’s business, unless further time is required under applicable employee protection legislation at the Employment location.

(g)
Termination by Executive for Good reasons. The Agreement shall terminate following a thirty-day Executive’s notice of intention to terminate for Good reasons, delivered to the Employer’s Board of Directors, if the reasons of such termination are not cured by the Employer. If the Agreement is terminated by the Executive for Good reasons, Employer must pay Executive’s Base salary though the date of termination, and provide severance benefits in accordance with Section 2 (g) of the Agreement, unless termination is for cause as defined in accordance with this Agreement. Executive’s right to terminate employment for Good reasons shall be subject to the following conditions: (i) any amounts payable upon a Good reasons termination shall be paid only if Executive actually terminates employment within one year following the initial existence of the Good reason event, and (ii) Executive must provide written notice to the Employer of the Good reason event within ninety (90) days of the initial existence of the event and the Employer must be given at least thirty (30) days to remedy such situation.

(h)
Definition of Good reasons. Executive shall be considered to have terminated employment for “Good reasons” if such termination occurs, in either case without the Executive's consent, as a result of:
(i) a reduction in Executive’s annual base salary except for a across-the-board salary reductions similarly affecting all salaried employees of the Employer or a across-the-board salary reductions similarly affecting all senior executive officers of the Employer; or

(ii) the Employer's material breach of this Agreement; or
(iii) the assignment of the Executive without her consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than her position, responsibilities, or duties at the Effective Date; or
(iv) the requirement by the Employer that the Executive be based anywhere other than the Employer's Employment location, or
(v) the substantial increase in Executive’s travel requirements than those established under this Agreement at the Effective date.

(i)
Termination upon death. The Agreement shall terminate automatically upon Executive’s death, and all of her rights under the Agreement (including, without limitation, rights to any compensation, severance or other benefits under Section 2 of the Agreement) shall cease as of the date of such termination. If this Agreement is terminated because of the Executive's death, the Executive or her estate will be entitled to receive her Base salary through the date on which the Executive’s death occurs, and that part of the Executive's incentive compensation and bonus, if any, for the fiscal year during which Executive’s death occurs, prorated through the end of the calendar month during which the Executive’s death occurs, and equivalent of three (3) times Executive’s Monthly base salary.

5.
Requirement of Release.

Notwithstanding anything in the Agreement to the contrary, Executive’s entitlement to any payments under the Agreement other than her accrued but unpaid base compensation and any accrued but unpaid or otherwise vested benefits under any benefit or incentive plan determined at the time of her termination of employment, shall be contingent upon her prior agreement with and signature to a complete release and hold harmless agreement (in the form satisfactory to the Employer) which shall completely release the Employer, its parent, affiliates, subsidiaries, officers, directors and employees (collectively the “Released Parties” and individually a “Released Party”) and which shall forever waive all claims of any nature that Executive may have against any Released Party, including without limitation all claims arising out of her employment within the Employer or any of its subsidiaries and affiliates or the termination of such employment.

6.
Restrictive Covenants.

(a)
During Executive’s employment with the Employer and for a period of one (1) year thereafter:

(i)
Executive shall not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Employer or any of its affiliates within the Republic of Kazakhstan; provided, however, that the provision shall not restrict Executive from owning or investing in an institution (including venture, partnership, or entity) so long as her aggregate holdings in any such institution do not exceed 10% of the outstanding capital stock of such institution.

(ii)
Executive shall not solicit any person who was a customer of the Employer or any of its affiliates, or solicit potential customers who are or were identified through leads developed during the course of employment with the Employer, or otherwise divert or attempt to divert any existing business of the Employer or any of its affiliates; and

(iii)
Executive shall not, directly for herself or any third party, solicit, induce, recruit or cause another person in the employment of the Employer or any of its affiliates to terminate such employee’s employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or products sold, or any business or activity engaged in, by the Employer or any of its affiliates.

(b)
Executive agrees that she will not, while employed with the Employer or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning Employer’s business, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Employer’s operation or management, any information regarding its financial matters, or any other material information concerning the business of the Employer, its manner of operation, its plan or other material data. The provisions of this Section 6(b) shall not apply to (i) information that is public knowledge other than as a result of disclosure by Executive in breach of the Section 6(b), (ii) information disseminated by the Employer to third parties in the ordinary course of business, (iii) information lawfully received by Executive from a third party who, based upon inquiry by her, is not bound by a confidential relationship to the Employer, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Executive.

(c)
Executive agrees that she will not, while employed with the Employer or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Employer, or otherwise speak of the Employer, in any negative or unflattering way to anyone with regard to any matters relating to her employment by the Employer or the business or employment practices of the Employer. The Employer agrees that it will not, in any fashion, form or manner, either directly or indirectly, publicly disparage or criticize Executive or otherwise publicly speak of Executive in any negative or unflattering way with regard to any matters relating to her employment with the Employer. This Section 6 (c) shall not operate as a bar to (i) statements reasonably necessary to be made in any judicial, administrative or arbitral proceeding, or (ii) internal communications between and among the employees, officers and directors of the Employer with a job-related need to know about the Agreement or matters related to the administration of the Agreement.

(d)
Executive understands that in the event of a material violation of any provision of the Section 6 as determined in good faith by the Employer’s Board of Directors, the Employer shall have the right to seek injunctive relief, in addition to any other existing rights provided in the Agreement or by operation of law, without the requirement of posting bond. Following such determination the Employer may also suspend future payments of the severance payments and benefits provided under the Agreement, provided, however, that the Employer shall provide the Executive with written notice of such suspension at least fifteen (15) days prior to the date of such suspension. The remedies provided in the Section 6(d) shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between Executive and the Employer or any of its subsidiaries and affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of Section 6 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

(e)
Executive agrees that the provisions of Section 6 shall extend to any offices or facilities of any Employer business that becomes an affiliate of or successor to the Employer or any of its affiliates.

7.
Additional Covenants of Executive.

(a)
Employee Work.  All written and graphic materials, computer software, inventions, discoveries, patents, patent applications developed, authored, prepared, conceived or made by Executive during the term of her employment hereunder and which are related to or are the product of the tasks, assignments and performance by her of the duties of her employment and relate to the Employer’s business or any of its affiliates (collectively, “Employee Work”) shall be the sole property of the Employer and, to the extent applicable, shall be “work made for hire” under and as defined in the Copyright Act of 1976, 17 U.S.C. §1 et seq.  Executive hereby agrees to disclose promptly to the Employer all Employee Work and hereby agrees to assign to the Employer all right, title and interest in and to such Employee Work and shall execute all such documents and instruments as the Employer may reasonably determine are necessary or desirable in order to give effect to the subsection or to preserve, protect or enforce the Employer’s rights with respect to any Employee Work.

(b)
Return of Employer Property.  Promptly after termination of Executive’s employment hereunder for any reason, Executive or her personal representative shall return to the Employer all property of the Employer then in her possession, including without limitation papers, documents, computer disks, vehicles, keys, credit cards and confidential information, and shall neither make nor retain copies of the same.

8.
Representations and Warranties of Executive.

Executive hereby represents and warrants to the Employer that

(i)

she is not a party to or otherwise subject to or bound by any contract, agreement, understanding, legal proceeding, order, judgment, or otherwise which would limit or otherwise adversely affect her ability to serve as CFO or to otherwise perform her duties hereunder or which would be breached or violated by her execution and delivery of the Agreement or by the performance of her duties hereunder; and

(ii)

her employment by the Employer will not require her to disclose or use any confidential information belonging to prior employers or other persons or entities; and

(iii)

that in her previous employment with Employer, Executive has not committed any acts that constitute material violations of United States law, including the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, or any regulations adopted pursuant thereto.

9.
Notice.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:

(i) delivered by hand (with written confirmation of receipt),

(ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or

(iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:

Attention:         Kerry Doyle, Chief Executive Officer
   Caspian Services, Inc.

Facsimile No.: + 1 801 746 3701

With a copy to: Caspian Services Inc.,
Attc: Board of Directors
257 E 200 S STE 490
Salt Lake City, Utah, 84111

If to Executive:  by mailing to the last known address details of which are delivered to the Employer by the Executive in writing.

10.
Arbitration and Jurisdiction.

The parties hereby specifically agree that any controversy or claim arising out of or relating to the Employment Agreement, or the breach thereof, shall be finally resolved by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules. There shall be three arbitrators, named in accordance with such rules.  Absent the agreement between the Employer and Executive at the time of such dispute, arbitration shall be conducted in English language in Salt Lake City, Utah in accordance with the Unites States Arbitration Act and the arbitrators shall decide the dispute in accordance with the substantive law of the State of Utah, however, application of the Labor Code of Republic of Kazakhstan, dated May 15, 2007 as amended at the Effective Date shall be given a full due consideration where applicable under this Agreement.  The parties agree that timing of terms and periods under this Agreement shall be calculated and construed in accordance with statutory requirements in effect at the Employment location at the time of such determination.

Any action or proceeding seeking to enforce arbitration under this Section 10 or enforce any arbitration award under this Section 10, may be brought against either of the parties in the courts of the State of Utah, County of Salt Lake, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Utah, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

11.
Miscellaneous.

The validity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.  The Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties.  The Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.  The Agreement may be delivered by telefax, and such telefax copy shall be as effective as delivery of a manually executed counterpart.  The waiver by either party of any breach or violation of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof.  All compensation and benefits provided in the Agreement shall, to the extent required by law, be subject to federal, state, and local tax withholding.  The Agreement is executed in and shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to any conflict of laws provision.  The Agreement shall be amended only by written agreement of both parties hereto.

Executive to the extent allowable by law, waives any right to claim in addition to the compensation and severance provided in accordance with this Agreement, any compensation, reimbursement, benefits, social insurance, unemployment or termination benefits or any other benefits that she may otherwise become entitled to as a matter of law or contract due to her at a Employer’s subsidiary or from any Employer’s affiliate during the Term of this Agreement.

Executive agrees that any statutory termination, unemployment, loss of employment social security benefits, and/or any other similar benefits the Executive may otherwise be entitled in accordance with the statutory regulations in the Employment location shall be reduced by the amount of compensation and severance paid or provided to the Executive in accordance with this Agreement.

In the event the Executive initiates any action arising out of or relating to her employment with the Employer or seeks any remedy, other than provided under this Agreement, such action and remedy shall be deemed to be an exclusive election by the Executive and no other or additional right or remedy will be available to the Executive under the terms of this Agreement.

Executive agrees that a final judgment or award in any claim brought under this Agreement or under employment with the Employer or with any Employer subsidiaries or affiliates, by Executive against the Employer or any of its subsidiaries or affiliates in the Employment location will serve as a complete defense against any concurring, future or subsequent claims brought by the Executive or on her behalf under this Agreement in any other jurisdiction or country, including the United States of America and Republic of Kazakhstan without limitations.

12.
Survival.  Notwithstanding the termination of the Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights shall remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under the Agreement.

13.
Successors; Binding Agreement.

(a)
The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses or assets of the Employer to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.  Failure by the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of the Agreement.  As used in the Agreement, the “Employer” shall mean the Employer as defined previously and any successor to its respective businesses or assets as aforesaid which assumes and agrees to perform the Agreement by operation of law or otherwise.

(b)
The Agreement shall inure to the benefit of, and be enforceable by, Executive and the Employer, and their respective personal or legal representatives, executors, administrators, heirs, distributors, devisees, legatees, successors and permitted assigns.  If Executive should die after a Notice of Termination is delivered by her, or following termination of her employment without Cause, and any amounts would be payable to Executive under the Agreement if she had continued to live, all such amounts shall be paid in accordance with the terms of the Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

14.
Assignment.

 The Agreement shall not be assignable by either party hereto, except by the Employer to any successor in interest to the business of the Employer, provided that the Employer (if it remains a separate entity) shall remain fully liable under the Agreement for all obligations, payments and otherwise.

15.
No Mitigation or Offset.

In the event of termination of Executive’s employment, she will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in the Agreement on account of any remuneration or benefits from any subsequent employment that she may obtain.

16.
Legal Fees.

The Employer shall reimburse Executive for all reasonable legal fees and expenses incurred by her in attempting to obtain or enforce rights or benefits provided by the Agreement, if, with respect to any such right or benefit, she is successful in obtaining or enforcing such right or benefit (including by negotiated settlement).

17.
Recovery of Bonuses and Incentive Compensation.

(a)
Notwithstanding anything in the Agreement to the contrary, all bonuses and incentive compensation paid hereunder (whether in stock or in cash) shall be subject to recovery by the Employer in the event that such bonuses or incentive compensation is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twelve (12) months following the date such bonus or incentive compensation was paid.

(b)
In the event that the Board determines by at least a majority vote that a bonus or incentive compensation payment to Executive is recoverable, Executive agrees to reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to her by the Employer of the same.

                                                                                                               SIGNATURES

CASPIAN SERVICES, INC.

By: _________________
Name: Kerry T. Doyle
Title: CEO & President

 EMPLOYEE:
By: ________________
Name: Indira Kalieva